Mr. Sam Whitney                                       April 2, 1996

Food Technology Service Inc.
1801 Thonotosassa Road
Plant City, Florida
33566

Dear Sir:

Further to our letter of November 23, 1994, a copy of which is enclosed, Nordion agrees to further extend payment of the debt owed by FTSI to January 4, 1997 based upon the terms set out in that letter, except that the conversion price shall be at the lower of $.80 U.S. and the then current market price.

                                           Yours very truly,
                                           NORDION INTERNATIONAL INC.



                                      by:
                                           ------------------------------------
                                           F.M. Fraser
                                           Vice-President, Market Development


The foregoing is acknowledged and
agreed this 3 day of April, 1996

FOOD TECHNOLOGY SERVICE, INC.


by:
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